Exhibit 99.1

Tel-Instrument Electronics Corp. (“TIK”) Announces Completion of $520,000 Internal Equity Financing

CARLSTADT, N.J.--(BUSINESS WIRE)--September 16, 2009--Tel Instrument Electronics Corp. ("Tel" or the “Company”) (NYSE Amex: “TIK”) announced today that it has raised approximately $520,000 of equity financing from directors of the Company in order to fund losses in the first two quarters ending September 30, 2009 and to facilitate the projected near-term expansion of the business. The funds were raised from several directors (including the CEO and President) exercising Employee Stock Options previously granted and purchasing an additional 76,000 newly issued shares at $4.73 per share. This price per share was the market price of the Common Stock on the NYSE Amex on the date the shares were purchased and the price was determined to be fair by a Special Valuation Committee of the Board, composed of Messrs. Robert H. Walker and Robert J. Melnick, who did not purchase newly issued shares.

The Committee determined that the price per share was fair to the Corporation, the shareholders and to the director purchasers, after considering, among other things, that the price per share paid is over 2 ½ times the per share stockholder’s equity at 6/30/09 and that the current quarter is anticipated to be a loss, and that selling to the directors will raise the necessary funds more quickly, less expensively and without possible restrictions that a third party investor might impose.

As previously announced, other existing Tel shareholders will be provided the opportunity to purchase up to an additional 100,000 shares of the Company’s common stock at $4.73 per share, the same price as was paid by the directors. For legal and corporate reasons, stockholder purchases will be limited to a minimum transaction size for each shareholder of 2,000 shares. In the event that shareholders seek to purchase more than 100,000 shares in aggregate, the Board will decide either to increase the number of shares for sale or will pro-rate the purchases. The Company is providing notice to all shareholders of this one time option and shareholders wishing to purchase shares must submit their signed subscription agreement by October 15, 2009. The shares sold to the directors, and any shares which may be sold to shareholders in accordance with the foregoing, will be restricted shares as defined under the Securities Act of 1933 and may not be resold except in accordance with that Act.

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors including potential award protests; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company's stock is traded in the New York Stock Exchange Amex under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600